Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NightHawk Radiology Holdings, Inc. and Subsidiaries

Coeur d’Alene, Idaho

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-128820 on Form S-1 of our report dated November 25, 2005 relating to the consolidated financial statements of NightHawk Radiology Holdings, Inc. and subsidiaries as of December 31, 2003 and 2004 and September 30, 2005 and for the years ended December 31, 2003 and 2004 and the nine months ended September 30, 2005 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph that describes the recapitalization of the Company), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boise, ID

December 21, 2005